Delaware

‘The First State’

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "INTELISYS AVIATION SYSTEMS OF AMERICA INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF TEE NINTH DAY OF NOVEMBER, A. D. 2007.

AND I DO HEREBY 1'uRTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.

	[SEAL]	/s/ Harriet Smith Windsor
3051961 8300		Harriet Smith Windsor. Secretary of State AUTHENTICATION: 6150116
071210911		DATE: 11-09--07